Exhibit 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
HeartWare Pty. Limited (formerly HeartWare Limited) (1)	Australia
HeartWare, Inc. (2)	Delaware
HeartWare GmbH (3)	Germany
HeartWare (UK) Limited (4)	United Kingdom
HeartWare France SAS (5)	France
World Heart Corporation (6)	Delaware
HeartWare Hong Kong Limited (7)	Hong Kong
7210914 Canada, Inc. (8)	Province of Ontario, Canada
World Hearts, Inc. (9)	Delaware
CircuLite, Inc. (10)	Delaware
World Heart B.V. (11)	Netherlands
CircuLite GmbH (12)	Germany

(1)	100% owned by HeartWare International, Inc. and incorporated on November 26, 2004;
(2)	100% owned by HeartWare Pty. Limited and incorporated on April 3, 2003;
(3)	100% owned by HeartWare, Inc. and formed on April 15, 2010;
(4)	100% owned by HeartWare, Inc. and incorporated on February 19, 2010;
(5)	100% owned by HeartWare, Inc. and formed on August 16, 2011;
(6)	100% owned by HeartWare, Inc. and originally incorporated under the laws of the Province of Ontario, Canada and converted to a Delaware corporation on January 1, 2010;
(7)	100% owned by HeartWare, Inc. and incorporated on December 30, 2013;
(8)	100% owned by World Heart Corporation and incorporated on July 22, 2009;
(9)	100% owned by World Heart Corporation and incorporated on May 22, 2000;
(10)	100% owned by World Heart Corporation and incorporated on June 21, 2004;
(11)	100% owned by World Hearts, Inc. and formed on March 5, 2004;
(12)	100% owned by CircuLite, Inc. and formed on July 14, 2004.